UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2014

SKY PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-99455	32-0027992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15950 N. Dallas Parkway, Ste 400, Dallas, Texas 75248
(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code: (214) 299-7660

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 11, 2014, the Board of Directors of Sky Petroleum, Inc. (the “Registrant”), acting by unianimous written consent, appointed Muriel Dube to the Board of Directors of the Registrant. Ms. Dube’s appointment fills a vacancy on the Board of Directors of the Registrant.
Ms. Dube has over 15 years experience in senior operations, strategic management, investment banking and the policy development environments, globally. Positions held span the public and private sectors, as well as broadcasting and writing, negotiating at the United Nations on technology transfer; advising Ministers and policymakers on complex, politically sensitive issues; building consensus among diverse groups of stakeholders; raising capital and negotiating acquisitions and mergers in large commercial organizations.
Ms. Dube is currently engaged at London-based investment bank, Investec Plc. As part of the Specialist Corporate Capital team, her role is to originate financing transactions for acquisition and recapitalisation activity in Europe and more generally to initiate value generating opportunities for the Bank. Prior to joining Investec (April 2009), Ms. Dube worked as Vice President-Strategy at London-based Environmental Services Investment Firm, SFM.
Before broadening her experience in the private sector, she served as a Director in the Department of Environmental Affairs and Tourism (DEAT). As one of South Africa’s leading environmentalists, Ms. Dube has published several articles on sustainable development. On the multilateral front, Ms. Dube has served as Chief Negotiator for the South African Government in major international climate negotiations and as the Africa representative on the United Nations Expert Group on Technology Transfer.
Ms. Dube is a former non-executive director of JSE-listed Bidvest (Sep 2003-Nov 2012). She currently holds Non Executive Directorships on the holdings boards of Aim-listed Flourmin Plc, and Enviroserv (the largest waste management company on the African continent). She has also served on the Enviroserv Audit Committee from 2002 until 2008.
By Letter of Invitation, the Registrant and Ms. Dube agreed to the following director compensation:

1.	Annual director fees of $20,000 per year, payable quarterly in arrears;

2.
Compensatory options consisting of 300,000 options exercisable to acquire shares of common stock of the Registrant under the terms of the Registrant’s Stock Option Plan, vesting 1/3 per year over three years and exercisable at [$0.08] per share;

3.	Signing bonus of 50,000 shares of common stock of the Registrant;

4.	Meeting fees of $1,200 per meeting, including committee meeting fees; and

5.	Reimbursement of expenses related to service in capacity as a member of the Board of Directors of the Registrant or a committee thereof.
The issuance of the signing bonus shares of common stock of the Registrant was exempt from registration under Section 4(a)(2) of the U.S. Securities Act. Ms. Dube is an “accredited investor” (as defined in Rule 501(a) of Regulation D of the U.S. Securities Act).

There are no family relationships between Ms. Dube and any of the Company's officers or directors. There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

The foregoing description of the Letter of Invitation by the Registrant is summary in nature, and is subject to, and qualified in its entirety by, the full text of the Letter of Invitation by the Registrant, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
On November 13, 2014, the Registrant issued the press release attached to this Current Report on Form 8-K as Exhibit 99.1 announcing the appointment of Muriel Dube to the Registrant’s Board of Directors. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press releases attached hereto is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Exhibits.

Exhibit	Description
10.1	Board of Directors Letter of Invitation dated November 10, 2014
99.1	Press Release dated November 13, 2014*

* The foregoing exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY PETROLEUM, INC.
November 13, 2014	By: /s/ Karim Jobanputra Karim Jobanputra Interim Chief Executive Officer